news release

FOR MORE INFORMATION, CONTACT:

Ross McLerran
Humana Corporate Communications
210.617.1771
rmclerran@humana.com

Regina Nethery
Humana Investor Relations
502-580-3644
Rnethery@humana.com

Humana Awarded Department of Defense TRICARE East Region Contract

Decision nearly doubles the number of military beneficiaries served by Humana

LOUISVILLE, Ky. – July 21, 2016 – On July 21, 2016, after the market close, Humana Inc. (NYSE: HUM) was informed by the U.S. Department of Defense (DoD) that it has been awarded the contract for the TRICARE East Region. TRICARE is the military health care program that provides benefits to military service members, retirees and their families. Under the terms of the award, Humana’s service area would cover approximately 6 million beneficiaries in a 30-state region.

Currently, Humana holds the contract for the TRICARE South Region (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, South Carolina, Tennessee, most of Texas and the Ft. Campbell-area in Kentucky). The new East Region is a combination of the current South and North regions.

“We take deep pride in serving those who have served our nation, so we are very pleased by the DoD’s decision,” said Orie Mullen, President of Humana Government Business. “This is a tremendous opportunity for us, and we look forward to providing great access to high-quality, innovative and cost-effective health and well-being services to active military members, retirees and their families.”

As is customary, the TRICARE contract provides five, one-year options exercisable by the DoD. Final disposition of the contract award is, however, subject to the resolution of any protests that may be filed by unsuccessful bidders.

Humana was awarded its current TRICARE South contract in 2011. This newest contract is the seventh to be administered by Humana Government Business which has maintained a partnership with the DoD since 1996.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders
•	Securities and Exchange Commission filings
•	Most recent investor conference presentations
•	Quarterly earnings news releases
•	Replays of most recent earnings release conference calls
•	Calendar of events
•	Corporate Governance information

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